Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

J. Crew Group, Inc.:

We consent to the incorporation by reference in this registration statement on Form S-8 for the J. Crew 2007 Associate Stock Purchase Plan of our report dated April 24, 2006, except as to Note 18, as to which the date is June 13, 2006, with respect to the consolidated balance sheets of J. Crew Group, Inc. and subsidiaries as of January 29, 2005 and January 28, 2006, and the related consolidated statements of operations, changes in stockholders’ deficit and cash flows for each of the years in the three-year period ended January 28, 2006, and the related financial statement schedule, which report appears in the January 28, 2006 annual report on Form 10-K/A of J. Crew Group, Inc.

Our report refers to the adoption of Statement of Financial Accounting Standard No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” in the third quarter of fiscal 2003.

New York, New York

December 13, 2006

E-16